EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following table sets forth the significant subsidiaries of Watsco, Inc. as of December 31, 2022, and their respective incorporation jurisdictions. The names of various other wholly owned subsidiaries have been omitted. None of the foregoing omitted subsidiaries, considered either alone or in the aggregate as a single subsidiary, constitutes a significant subsidiary.

Name of Subsidiary	State or Other Jurisdiction of Incorporation	Percent of Ownership
Acme Refrigeration LLC	Delaware	100%
Alert Labs Inc.	Ontario, Canada	100%
Baker Distributing Company LLC	Delaware	100%
Boreal International Corporation	Florida	100%
Carrier Enterprise Canada, L.P.	Ontario, Canada	60%
Carrier Enterprise Mexico S. de R.L. de C.V.	Mexico	80%
Carrier Enterprise Servicios Mexico S. de R.L. de C.V.	Mexico	80%
Expert TTL Solutions S. de R.L. de C.V.	Mexico	80%
Carrier Enterprise, LLC	Delaware	80%
Carrier Enterprise Northeast, LLC	Delaware	80%
Carrier InterAmerica Corporation	Delaware	80%
Carrier (Puerto Rico), Inc.	Delaware	80%
East Coast Metal Distributors LLC	Delaware	100%
Gemaire Distributors LLC	Delaware	100%
Heating & Cooling Supply LLC	California	100%
Homans Associates II LLC	Delaware	100%
N&S Supply LLC	Delaware	100%
Peirce-Phelps LLC	Delaware	80%
TEC Distribution LLC	Delaware	80%
Tradewinds Distributing Company, LLC	Delaware	100%